Exhibit 7

Transactions in Securities of the Issuer During the Past 60 Days Table

The following table details the transactions effected by the Reporting Entities during the past 60 days:

Reporting Entity	Date of Transaction	Description of Transaction	Number of Shares Acquired (Disposed)	Weighted Average Price Per Share (if applicable)	Where and How the Transaction was Effected
WFHT	3/3/2026	Sale	(682,539)	$128.1639	Open market
WFHT	3/2/2026	Distribution of Shares, for no consideration, to a beneficiary of WFHT	(848,000)	Not applicable	Not applicable
WFHT	3/2/2026	Sale	(314,572)	$128.1042	Open market
WFHT	2/27/2026	Sale	(1,359,406)	$127.6753	Open market
WFHT	2/27/2026	Sale	(342,060)	$128.0593	Open market
WFHT	2/26/2026	Distribution of Shares, for no consideration, to a beneficiary of WFHT	(303,000)	Not applicable	Not applicable
WFHT	2/26/2026	Sale	(21,770)	$127.1188	Open market
WFHT	2/25/2026	Sale	(65,537)	$127.1710	Open market
WFHT	2/24/2026	Sale	(3,734)	$127.0144	Open market
WFHT	2/23/2026	Sale	(844,309)	$125.6253	Open market
WFHT	2/23/2026	Sale	(355,691)	$126.4016	Open market

The following table details the transactions effected by the Schedule 13D Entities and Persons other than the Reporting Entities during the past 60 days:

Schedule 13D Entity and Person (other than the Reporting Entities)	Date of Transaction	Description of Transaction	Number of Shares Acquired (Disposed)	Price Per Share (if applicable)	Where and How the Transaction was Effected
Lukas T. Walton	3/2/2026	Distribution of Shares, for no consideration, to a beneficiary of WFHT	848,000	Not applicable	Not applicable
Jim C. Walton	3/2/2026	Donation to Charity	(303,000)	Not applicable	Not applicable
Jim C. Walton	2/26/2026	Distribution of Shares, for no consideration, to a beneficiary of WFHT	303,000	Not applicable	Not applicable